Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Shell Company Report on Form 20-F (the “Report”) of our report dated March 26, 2025, relating to the financial statements of Vine Hill Capital Investment Corp. as of December 31, 2024 and the period from May 24, 2024 (inception) through December 31, 2024, which is contained in the registration statement on Form F-4 (Reg. No. 333-293885) of Odysseus Holdings Limited. We also consent to the reference to us being named “Experts” in the Report.

/s/ WithumSmith+Brown, PC

New York, New York

March 31, 2026